Bowne & Co., Inc.
55 Water Street
212/924-5500
Fax: 212/658-5871

NEWS RELEASE

Investor Relations Contact:

William J. Coote

Treasurer

212-658-5858

bill.coote@bowne.com

FOR IMMEDIATE RELEASE

BOWNE & CO. FILES 10-K
Final 2005 EPS from Continuing Operations of $0.02 vs. 2004 Loss Per Share of $0.07

NEW YORK, APRIL 10, 2006 — Bowne & Co., Inc. (NYSE: BNE) today filed its 2005 Annual Report on Form 10-K for the year ended December 31, 2005. The Company had previously announced on March 16, 2006, a delay in the filing of its Form 10-K in order to restate its financial results for the fiscal years 2004 and prior, for certain adjustments of current and deferred income tax liabilities.

The restatement did not impact revenue, operating income, income from continuing operations before taxes, segment profit or net cash flow previously reported by the Company. However, the restatement did impact, directly or indirectly, the tax of certain items, leading to the restatement of the following financial measures:

•	Stockholders’ equity: Stockholders’ Equity for the year ended December 31, 2004, was restated to $379.9 million from its previously reported $372.8 million, as a result of the prior year adjustments to certain tax accounts.

•	Income from continuing operations: For the year ended December 31, 2005, income from continuing operations was $774,000, a $1.2 million increase from the preliminary loss of $408,000 previously reported.

•	Net income from discontinued operations: Net income from discontinued operations decreased $3.4 million primarily as a result of an adjustment to the gain on the sale of Bowne Global Solutions, due to a change in the tax balances at the date of the sale.

•	Earnings per share from continuing operations: 2005 earnings per share from continuing operations was $.02 — a $.03 increase from the preliminary loss per share of $.01 previously reported.

•	Earnings (loss) per share: For the year ended December 31, 2005, loss per share was $.02 as compared to the preliminary earnings per share of $.05 previously reported. This change is primarily a result of the revisions in net income from discontinued operations reflecting the adjustment to the gain on the sale of Bowne Global Solutions.

Please refer to the Company’s 2005 Annual Report on Form 10-K for the Company’s final 2005 year-end and fourth quarter financial results.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Marketing and Business Communications: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers.

•	Bowne Litigation Solutions: Consulting and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

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